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                                                                    EXHIBIT 99.1



   NEWS BULLETIN                                  M~WAVE, INC.
       FROM:                                 RE:  215 Park Street
                                                  Bensenville, IL 60106
FRB|Weber Shandwick
                                                  NASDAQ:  MWAV
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FOR FURTHER INFORMATION



AT THE COMPANY:                  AT FRB|WEBER SHANDWICK:
Paul Schmitt                     Tad Gage              Lisa Fortuna
Chief Financial Officer          General Info          Analysts/Investors
(630) 860-3560                   (312) 640-6745        (312) 640-6779

FOR IMMEDIATE RELEASE
OCTOBER 30, 2001

                     M~WAVE ANNOUNCES THIRD QUARTER RESULTS

BENSENVILLE, ILL., OCTOBER 30, 2001--M~Wave, Inc. (Nasdaq: MWAV), a value-added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced a net income of $479,000 or $0.11 per share, for the third quarter ended September 30, 2001.

For the nine months ended September 30, 2001, the Company reported a net profit of $3,327,000 or $0.73 per share, compared with a net income of $2,120,000 or $0.47 per share for the nine months ended September 30, 2000. Net sales for the nine months ended September 30, 2001 were $46,586,000, up 31% from the nine months ended September 30, 2000.

Cash levels decreased from $1,231,000 at December 31, 2000 to $1,149,000 at September 30, 2001. Accounts receivable was down $1,543,000 and inventories were down $6,349,000 from year-end. Accounts payable was down $3,473,000 from year-end. Capital expenditures, relating to the new facility in West Chicago, were $5,142,000 for the nine months ended September 30, 2001. The Company also reduced debt by $2,452,000 in the first nine months of 2001.

Joseph A. Turek, Chairman and Chief Executive Officer, said: "In these uncertain economic times our focus is on profitability. This was our eighth consecutive profitable quarter. It is satisfying that even at these present sales levels, we have become efficient enough to still maintain profitability. We believe our market is at its lowest level and expect growth in our revenue base to begin as early as the second quarter of 2002. We now expect our annual revenues for 2001 will range from $51 million to $56 million."

M~Wave maintains an active plan to repurchase its stock and the Board of Directors has authorized the purchase of an additional 50,000 shares of its common stock. The Company repurchased approximately 116,000 shares of its stock during the third quarter of 2001.

Join M~Wave on its quarterly Conference call on Wednesday, October 31, 2001 at 10:00 am CST at 703-871-3597 or 888-792-1093 at least five minutes before start time or on www.vcall.com.







                                      MORE


   FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.



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M-WAVE, INC.
ADD 1


ABOUT M-WAVE:

Established in 1988 and headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications applications for wireless and Internet communications and digital applications. M-Wave services customers like Lucent Technologies, Motorola, Inc. and Celestica with its patented bonding technology, Flexlink II(TM). The Company trades on the Nasdaq National Market under the symbol "MWAV". Visit the Company on its web site at www.mwav.com.

This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on, and dependence on suppliers and subcontractors for circuit board components; economic conditions; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.





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